UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 14, 2018

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 550 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒          Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement

On February 14, 2018, Daseke, Inc. (the “Company”) and one of the Company’s stockholders (the “Selling Stockholder”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives (the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 7,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including 7,420,000 shares of Common Stock to be sold by the Company and 80,000 shares of Common Stock to be sold by the Selling Stockholder, at a price to the public of $10.60 per share ($9.9905 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,125,000 shares of Common Stock, which was exercised in full on February 16, 2018, as described below.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholder have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in the event of any such liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), subject to certain exceptions, for a period of 90 days after the date of the Prospectus (as defined below) without the prior written consent of the Representatives.

The Company received notice of exercise of the Underwriters’ option to purchase the full 1,125,000 additional shares of Common Stock on February 16, 2018 and the sale of the 1,125,000 additional shares of Common Stock closed simultaneously with the Offering on February 20, 2018. Net proceeds received by the Company from its sale of 8,545,000 shares of Common Stock were approximately $84.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  As described in the prospectus supplement, dated February 14, 2018, filed with the Securities and Exchange Commission on February 15, 2018 (the “Prospectus”), the Company intends to use the net proceeds from the Offering for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, investment banking and other financing and banking services to the Company and its affiliates, for which they received or may in the future receive customary fees and reimbursement for their expenses.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

A legal opinion related to the shares of Common Stock sold by the Company pursuant to the Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

1.1

Underwriting Agreement, dated February 14, 2018, by and among Daseke, Inc., the selling stockholder named therein and Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DASEKE, INC.

February 20, 2018	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Senior Vice President, Chief Accounting Officer,
Corporate Controller and Assistant Secretary